                                                                  Execution Copy

                SHARE AND MEMBERSHIP INTEREST PURCHASE AGREEMENT

                                      AMONG

                                BRIAN P. FRIEDMAN

                               2055 PARTNERS L.P.

                                JAMES L. LUIKART

                                       AND

                              JEFFERIES GROUP, INC.

                            DATED AS OF JULY 18, 2005

                                TABLE OF CONTENTS

                                                                                                                    PAGE
ARTICLE I             PURCHASE AND SALE OF PURCHASED INTERESTS..................................................     4

         1.1.     Assignment of Manager Purchased Interests.....................................................     4
         1.2.     Assignment of GP Purchased Interests..........................................................     4
         1.3.     Assignment of Institutional Fund Purchased Interests..........................................     5
         1.4.     Jefferies Shares..............................................................................     5
         1.5.     Earnout Shares................................................................................     6
         1.6.     Payment of Previously Funded Capital Contributions............................................     6

ARTICLE II            MANAGEMENT FEE............................................................................     7

         2.1.     Interim Management Fee........................................................................     7

ARTICLE III           CLOSING...................................................................................     7

         3.1.     Closing.......................................................................................     7
         3.2.     Closing Deliveries............................................................................     8

ARTICLE IV            RESTRICTIONS ON TRANSFER OF JEFFERIES SHARES..............................................     9

         4.1.     Restrictions on Transfer of Jefferies Shares..................................................     9
         4.2.     Permitted Disposition.........................................................................    10

ARTICLE V             SUBSEQUENT FUNDS; OTHER COVENANTS.........................................................    11

         5.1.     Commitment to Future Funds....................................................................    11
         5.2.     Jefferies Forfeiture of Rights................................................................    13
         5.3.     Managing Members Failure to Organize Future Fund..............................................    13
         5.4.     Restriction on Participation in Other Funds...................................................    14
         5.5.     Services and Expenses relating to Funds I-IV and to Future Funds..............................    15

ARTICLE VI            EARNOUT SHARES............................................................................    15

         6.1.     Forfeiture of Earnout Shares..................................................................    15
         6.2.     Deemed Earning of Earnout Shares in Certain Cases.............................................    16
         6.3.     Tax Treatment.................................................................................    17

ARTICLE VII           REPRESENTATIONS AND WARRANTIES OF THE  SELLING MEMBERS, THE MANAGER AND THE GP............    17

         7.1.     Organization, Good Standing and Qualification.................................................    18
         7.2.     Capitalization and Voting Rights..............................................................    18
         7.3.     Subsidiaries..................................................................................    19
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                                   (continued)

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          7.4.    Authorization.................................................................................    19
          7.5.    Valid Issuance of Interests...................................................................    20
          7.6.    Governmental Consents.........................................................................    20
          7.7.    Offering......................................................................................    20
          7.8.    Litigation....................................................................................    20
          7.9.    No Violation..................................................................................    21
          7.10.   Agreements; Action............................................................................    22
          7.11.   Related-Party Transactions....................................................................    22

ARTICLE VIII          ADDITIONAL REPRESENTATIONS OF MANAGING MEMBERS............................................    23

          8.1.    Purchase Entirely for Own Account.............................................................    23
          8.2.    Investigation.................................................................................    24
          8.3.    Investment Experience.........................................................................    24
          8.4.    Accredited Investor...........................................................................    24
          8.5.    Restricted Securities.........................................................................    24
          8.6.    Further Limitations on Disposition............................................................    25
          8.7.    Legends.......................................................................................    25

ARTICLE  IX           REPRESENTATIONS AND WARRANTIES OF JEFFERIES...............................................    27

          9.1.    Organization..................................................................................    27
          9.2.    Authorization.................................................................................    28
          9.3.    Purchase Entirely for Own Account.............................................................    28
          9.4.    Investigation.................................................................................    29
          9.5.    Investment Experience.........................................................................    29
          9.6.    Accredited Investor...........................................................................    29
          9.7.    Restricted Securities.........................................................................    29
          9.8.    Capitalization; Title.........................................................................    30
          9.9.    SEC Documents.................................................................................    30
          9.10.   Governmental Consents.........................................................................    32
          9.11.   Offering......................................................................................    32
          9.12.   Litigation....................................................................................    32
          9.13.   No Violation..................................................................................    33

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                                TABLE OF CONTENTS
                                   (continued)

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         9.14.    Changes.......................................................................................    34

ARTICLE X             COVENANTS OF THE PARTIES..................................................................    34

         10.1.    Inspection; Audited Financial Statements......................................................    34
         10.2.    Business of Companies.........................................................................    34
         10.3.    Section 754 Election..........................................................................    35
         10.4.    Removal of Legends............................................................................    35

ARTICLE XI            CONDITIONS OF JEFFERIES' OBLIGATIONS AT CLOSING...........................................    36

         11.1.    Representations and Warranties................................................................    36
         11.2.    Performance...................................................................................    36
         11.3.    Closing Documents.............................................................................    36

ARTICLE XII           CONDITIONS OF THE SELLING MEMBERS' OBLIGATIONS AT CLOSING.................................    37

         12.1.    Representations and Warranties................................................................    37
         12.2.    Performance...................................................................................    37
         12.3.    Closing Documents.............................................................................    38
         12.4.    Qualifications; Listing.......................................................................    39
         12.5.    Delivery of Consideration.....................................................................    39

ARTICLE XIII          MISCELLANEOUS.............................................................................    39

         13.1.    Survival......................................................................................    39
         13.2.    Successors and Assigns........................................................................    40
         13.3.    Governing Law.................................................................................    40
         13.4.    Titles and Subtitles: Knowledge Definition....................................................    40
         13.5.    Notices.......................................................................................    41
         13.6.    Finder's Fee..................................................................................    41
         13.7.    Expenses......................................................................................    41
         13.8.    Amendments and Waivers........................................................................    42
         13.9.    Severability..................................................................................    42
         13.10.   Entire Agreement..............................................................................    42
         13.11.   Indemnification...............................................................................    43
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                                      -iii-

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                                TABLE OF CONTENTS
                                   (continued)

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        13.12.    Counterparts..................................................................................    45
        13.13.    Arbitration...................................................................................    45

                                TABLE OF CONTENTS
                                   (continued)

                         LIST OF SCHEDULES AND EXHIBITS

Schedule A                -   Schedule of Exceptions

Schedule B                -   Jefferies Schedule of Exceptions

Schedule C                -   Institutional Fund Purchased Interests

Schedule 1.4              -   Jefferies Shares

Schedule 1.5              -   Earnout Shares Percentage

Schedule 2.1              -   Interim Management Fee

Schedule 5.1                  Future Funds

Schedule 6.1                  Forfeiture of Earnout Shares

Exhibit A                 -   Manager Operating Agreement

Exhibit A-1               -   Pre-Closing Schedule A to Manager Operating Agreement

Exhibit A-2               -   Pro Forma Schedule A to Manager Operating Agreement

Exhibit B                 -   GP Operating Agreement

Exhibit B-1               -   Pre-Closing Schedule A to GP Operating Agreement

Exhibit B-2               -   Pro Forma Schedule A to GP Operating Agreement

Exhibit C                 -   Assignment and Assumption Agreement

[Note: The schedules and exhibits omitted from this document will be furnished supplementally to the Commission upon request.]

                SHARE AND MEMBERSHIP INTEREST PURCHASE AGREEMENT

      THIS SHARE AND MEMBERSHIP INTEREST PURCHASE AGREEMENT (this "Agreement") is made as of the 18th day of July, 2005, by and among Brian P. Friedman, an individual, James L. Luikart, an individual (Messrs. Friedman and Luikart are each a "Managing Member" and together are the "Managing Members"), 2055 Partners L.P., a Delaware limited partnership ("2055 Partners" and, together with the Managing Members, the "Selling Members"), Jefferies Capital Partners IV LLC (the "Manager"), a Delaware limited liability company, JCP IV LLC (the "GP" and, together with the Manager, the "Companies"), a Delaware limited liability company, and Jefferies Group Inc. ("Jefferies"), a Delaware corporation. Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Limited Liability Company Agreement of Jefferies Capital Partners IV LLC, dated as of May 9, 2005, a copy of which is attached as Exhibit A (the "Manager Operating Agreement").

      WHEREAS, the GP is the general partner of Jefferies Capital Partners IV L.P. (the "Institutional Fund" and, together with related parallel funds, "Fund IV"); a copy of the Limited Liability Company Agreement of the GP (the "GP Operating Agreement") dated as of May 9, 2005, is attached as Exhibit B hereto;

      WHEREAS, the Manager is the managing member of the GP and is the manager of the Institutional Fund and related parallel funds;

      WHEREAS, Fund IV presently has an aggregate of approximately $385 million in committed capital (including leverage) from various investors;

      WHEREAS, as of the date hereof, the Managing Members are members of the Manager and, pursuant to the terms of the Manager Operating Agreement, are (i) entitled to the "Income Percentage" and (ii) have the "Working Capital Commitment" as set forth on Schedule A to the Manager Operating Agreement, which Schedule A is attached hereto as Exhibit A-1;

      WHEREAS, as of the date hereof, the Selling Members are members of the GP and, pursuant to the terms of the GP Manager Operating Agreement, are (i) entitled to the "Incentive Percentage" and (ii) have the "Capital Commitment" as set forth on Schedule A to the GP Operating Agreement, which Schedule A is attached hereto as Exhibit B-1;

      WHEREAS, at the Closing referred to below, the Managing Members desire to assign to Jefferies, and Jefferies desires to accept and assume from the Managing Members, a portion of the Managing Members' respective interests in the Manager (such portion, the "Manager Purchased Interests");

      WHEREAS, at the Closing referred to below, the Selling Members desire to assign to Jefferies, and Jefferies desires to accept and assume from the Selling Members, a portion of the Selling Members' respective interests in the GP (such portion, the "GP Purchased Interests" and together with the Manager Purchased Interests, the "Purchased Interests");

      WHEREAS, after giving effect to the assignment and assumption of such Purchased Interests, (x) the Income Percentage, the Working Capital Commitment and the Investment Capital Commitment of the Managing Members and of Jefferies shall be as set forth on Exhibit A-2 hereto and (y) the Capital Commitment and the Incentive Percentage of the Selling

Members and of Jefferies shall be as set forth on Exhibit B-2 hereto; and upon such assignment and assumption of such Purchased Interests, Jefferies will assume and perform all of the liabilities and obligations of the Managing Members with respect to the Manager Purchased Interests under the Manager Operating Agreement and with respect to the GP Purchased Interests under the GP Operating Agreement.

      WHEREAS, in order to reflect the assignment and assumption of the Purchased Interests, Jefferies and the Managing Members will, at the Closing referred to below, execute counterparts of the Manager Operating Agreement and the GP Operating Agreement, together with Member Registers with respect to Jefferies and the Managing Members for the Manager, and with respect to Jefferies and the Selling Members for the GP, in the form of Exhibit A-2 and Exhibit B-2 hereto, respectively (together, the "Member Registers"), thereby admitting Jefferies as a Non-Managing Member of each of the Manager and the GP, with the rights, preferences, privileges and obligations set forth therein;

      WHEREAS, Jefferies & Company, Inc. ("Jefco") is a wholly-owned subsidiary of Jefferies;

      WHEREAS, Jefferies is a limited partner in the Institutional Fund, with a capital commitment to the Institutional Fund in the amount of $30 million;

      WHEREAS, at the Closing referred to below, Jefferies will transfer to the Selling Members and the Selling Members will assume and accept a portion of Jefferies' limited partnership interest in the Institutional Fund, including a portion of Jefferies' capital commitment thereto, in the respective amounts set forth on Schedule C hereto (each, an "Institutional Fund Purchased Interest"); and

      WHEREAS, Jefferies will issue to the Managing Members up to a specified number of shares of the common stock, par value .0001 per share, of Jefferies (the "Group Shares"), as set forth herein.

      NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                   ARTICLE I

                    PURCHASE AND SALE OF PURCHASED INTERESTS

      1.1. Assignment of Manager Purchased Interests. At the Closing referred to in Article III below, the Managing Members shall assign and transfer to Jefferies and Jefferies shall accept and assume all of the Managing Members' rights, title and interest to and in the Manager Purchased Interests and, to reflect such purchase, the parties shall execute and deliver the Manager Operating Agreement, together with the Member Register applicable thereto in the form attached to this Agreement as Exhibit A-2. The Managing Members' execution of a counterpart of the Manager Operating Agreement shall indicate their consent to Jefferies becoming a Non-Managing Member of Manager pursuant to Section 10.1 of the Manager Operating Agreement.

      1.2. Assignment of GP Purchased Interests. At the Closing referred to in
Article III below, the Selling Members shall assign and transfer to Jefferies and Jefferies shall accept and assume all of the Selling Members' rights, title and interest to and in the GP Purchased Interests and, to reflect such purchase, the parties shall execute and deliver the GP Operating Agreement, together with the Member Register applicable thereto in the form attached to this Agreement as Exhibit B-2. The Managing Members' execution of a counterpart of the GP Operating Agreement shall indicate their consent to Jefferies becoming a Non-Managing Member of the GP pursuant to
Section 10.1 of the GP Operating Agreement.

      1.3. Assignment of Institutional Fund Purchased Interests. At the Closing referred to in Article III below, Jefferies shall assign and transfer to each Selling Member, and each Selling Member shall accept and assume, all of Jefferies' rights, title and interest to and in the Institutional Fund Purchased Interests and, at the Closing, the GP shall admit each of the Selling Members as limited partners to the Institutional Fund, with capital commitments equal to the capital commitments assumed from Jefferies pursuant hereto.

      1.4. Jefferies Shares. At the Closing referred to in Article III below, Jefferies shall issue and deliver to each Managing Member the number of Group Shares (such number, the "Jefferies Shares") set forth on Schedule 1.4 hereto opposite the name of such Managing Member (it being understood that the number of Jefferies Shares will depend on the aggregate amount of capital (including leverage) committed to Fund IV at the time of its final closing (the "Fund IV Final Closing") (the total of such committed capital, including leverage, being referred to as "Committed Capital")).

      In the event of any stock-split, dividend or similar transaction with respect to Group Shares after June 30, 2005 (excluding normal quarterly cash dividends in the ordinary course of business of up to $.20 per share per quarter which are payable prior to the Closing Date), the number of Jefferies Shares shall be proportionately adjusted and references herein to the Jefferies Shares shall mean such adjusted number of Group Shares. In the event the Committed Capital of Fund IV at the time of the Fund IV Final Closing is less than the minimum amount set forth on Schedule 1.4 hereto, this Agreement shall terminate and be of no further force or effect. In the event the Closing hereunder occurs before the Fund IV Final Closing, the number of Group Shares issued at the Closing shall be based on the amount of Committed Capital of Fund IV at the time of the Closing hereunder, and promptly after the Fund IV Final Closing, Jefferies shall issue to the Managing Members (in the same ratio as originally issued) the excess, if any, of the number of Jefferies Shares that would have been issued had the Fund IV Final Closing occurred before the Closing hereunder over the number of Jefferies Shares actually issued at the Closing hereunder.

      1.5. Earnout Shares. A portion of the Jefferies Shares issued to each Managing Member (such portion being set forth on Schedule 1.5 hereto and such shares being the "Earnout Shares") shall be subject to forfeiture under the circumstances described in Section 6.1 below.

      1.6. Payment of Previously Funded Capital Contributions. If, prior to the Closing Date, the Managing Members have funded any of their respective Working Capital Commitments to the Manager, or the Selling Members have funded any of their respective Capital Commitments to the GP, Jefferies shall at the Closing pay to each Managing Member or Selling Member the amount of such funded Working Capital Commitment or Capital Commitment, as the case may be, multiplied by the percentage of such Working Capital

Commitment and Capital Commitment, as applicable, assumed by Jefferies pursuant hereto. If prior to the Closing Date, Jefferies has funded any of its capital commitment to the Institutional Fund, each Selling Member shall at the Closing pay to Jefferies the amount of such funded capital commitment, multiplied by the percentage of such capital commitment assumed by such Selling Member pursuant hereto. Each of the Selling Members and Jefferies agree that, as a matter of convenience only, the amounts to be paid at Closing by Jefferies to the Selling Members pursuant to this section may be setoff off against the amounts to be paid at Closing by the Selling Members to Jefferies pursuant to this section.

                                   ARTICLE II

                                 MANAGEMENT FEE

      2.1. Interim Management Fee. In consideration for certain services to be rendered by Jefferies and/or Jefco to the Manager from the date hereof until the Closing Date, the Manager shall pay Jefferies a management fee equal to the per annum amount set forth on Schedule 2.1 hereto, payable quarterly in arrears at the end of each calendar quarter between the date hereof and Closing, and on the Closing Date. For periods of less than a full calendar quarter, such quarterly fee shall be pro rated based on the number of days in such period.

                                  ARTICLE III

                                     CLOSING

      3.1. Closing. The closing of the purchase and sale of the Purchased Interests and the Institutional Fund Purchased Interests (the "Closing") shall take place at the offices of Jefferies & Company, Inc., 520 Madison Avenue, New York, New York, 10022, on the first business day after the date that is eighteen (18) months after the Fund IV Final Closing, or such earlier date as is specified in writing by Mr. Friedman on at least ten
(10) days' prior written notice to Jefferies, or at such other time and place as the Managing Members and Jefferies mutually agree upon in writing (the "Closing Date").

      3.2. Closing Deliveries. At the Closing:

            (a) Jefferies and the Managing Members shall execute and deliver the Manager Operating Agreement and the GP Operating Agreement; Jefferies and the Managing Members shall execute and deliver the Member Register in the form of Exhibit A-2 hereto; and Jefferies and the Selling Members shall execute and deliver the Member Register in the form of Exhibit B-2 attached hereto;

            (b) Jefferies shall deliver to the Managing Members certificates representing the Jefferies Shares, which Shares shall be duly authorized, fully paid and non-assessable, shall be listed for trading on the New York Stock Exchange and shall be free and clear of all liens, claims, restrictions and encumbrances (except for the restrictions on transfer and sale contained in Sections 4.1, 6.1, 6.2, 8.5 and 8.6 hereof); and

            (c) Jefferies and the Selling Members shall execute and deliver an instrument of assignment and assumption with respect to the Institutional Fund Purchased Interests in the form of Exhibit C hereto (the "Assignment and Assumption Agreement"), the Selling Members shall execute the limited partnership agreement of the Institutional Fund and the GP shall execute and deliver to Jefferies and the Selling Members its consent to such assignment and assumption, and its admission of the Selling Members as limited partners to the Institutional Fund.

                                   ARTICLE IV

                  RESTRICTIONS ON TRANSFER OF JEFFERIES SHARES

      4.1. Restrictions on Transfer of Jefferies Shares. The Managing Members agree that notwithstanding any other rights that they may have, until the fifth
(5th) anniversary of the initial closing of Fund IV (i.e., until May 9, 2010), the Managing Members shall not, directly or indirectly, offer, sell, contract to sell, grant any option or interest with respect to, transfer, assign, pledge, or otherwise dispose of the Jefferies Shares or engage in any hedging or other similar transaction, including without limitation any short sale or purchase, sale or grant of any put or call option with respect to the Jefferies Shares (each, a "Transfer") (either pursuant to Rule 144 ("Rule 144") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), or otherwise), (such restrictions, the "Lock-Up"); provided, however, that notwithstanding the foregoing, either Managing Member may transfer the Jefferies Shares at any time in a Permitted Disposition, and such permitted transferee of the Jefferies Shares may in turn Transfer the Jefferies Shares in a Permitted Disposition, provided that, except in connection with a Change of Control, the transferee agrees in writing to be bound by Article IV and Sections 6.1, 8.6 and 8.7 hereof; and provided further that a Transfer of Earnout Shares described in paragraphs (a) and (d) of Section 4.2 hereof shall not be a Permitted Disposition so long as such Earnout Shares remain subject to forfeiture hereunder.

      4.2. Permitted Disposition. As used herein, a "Permitted Disposition" shall mean:

            (a) A Transfer by any holder who is an individual to one or more of his or her Family Members. As used herein the term "Family Member" shall mean a spouse, parent, children (adopted or natural) or other lineal descendants, spouses of the holder's lineal descendants, or a trust solely for the benefit one or more of the holder's spouse, the holder's minor or adult children (adopted or natural) or other lineal descendants or a charitable institution or foundation;

            (b) A Transfer to Jefferies or Jefco or an affiliate thereof;

            (c) A Transfer, in the event of death of any holder who is an individual, to his or her (i) executor or personal representative (in their capacities as such), (ii) estate and/or (iii) named beneficiaries;

            (d) A Transfer to a trust, limited partnership, corporation or limited liability company, all the beneficiaries, partners, shareholders or members of which consist of one or more of such holder or his or her Family Members or trusts for their benefit;

            (e) A Transfer by one Managing Member or his Family Members to the other Managing Member or his Family Members;

            (f) A Transfer in connection with any transaction which if consummated results in a "Change of Control." For purposes of this Agreement, a "Change of Control" shall mean any of the following events: (i) a "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), or "group" (as that term is used in Rule 13d-5 under the Exchange Act) of persons is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Jefferies representing more than 50% of the combined voting power of Jefferies' then outstanding securities; or (ii) Jefferies merges or consolidates with any other corporation or entity and as a result of such transaction the stockholders of Jefferies immediately prior to such transaction own less than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such transaction; or (iii) the stockholders of Jefferies approve a plan of complete liquidation or dissolution of Jefferies; or (iv) Jefferies sells or otherwise disposes of all or substantially all of Jefferies' assets on a consolidated basis.

                                   ARTICLE V

                        SUBSEQUENT FUNDS; OTHER COVENANTS

      5.1. Commitment to Future Funds. In the future, the Manager and GP may organize additional private equity investment funds (individually a "Fund" and collectively the "Funds," and in each case including all parallel funds) with substantially similar investment objectives as Fund IV. Each Fund will be comprised of one or more limited partnerships (the "Institutional Funds") open for commitment by institutional and other qualified investors, and one or more additional entities (the "Employee Funds") designed specifically for employees of Jefferies or its affiliates. The organizing agreements and other aspects of each Fund (including with respect to the provision of leverage to Jefferies' employees and investment objectives) will be substantially similar to those of Fund IV, including a 20% carried interest (the "Carried Interest") in favor of the General Partner, which will act as the general partner or managing member of the entities comprising such Fund. Each entity comprising a Fund will be managed by the Manager on the same terms and conditions as the Manager serves as the manager of the various Fund IV entities. The Managing Members of the Manager will continue to be Brian
P. Friedman and any other person he designates also as a Managing Member. The Managing Member of the General Partner will continue to be the Manager. Any commitment of Jefferies, its employees and affiliates (other than employees who are members of the Manager) to such Funds shall be subject to the same carried interest and management fees as the commitment of institutional investors in such Funds. Subject to the other provisions of this Article V, with respect to each successive Fund, (a) if (i) Jefferies, its employees and affiliates (other than employees who are members of the Manager of such Fund) commit to invest at least seventeen and one-half percent (17.5%) of the initially targeted investment capitalization (including leverage) of such Fund prior to the time marketing commences for such Fund (it being understood that Jefferies will be offered the opportunity to make such commitments and that such investment capitalization commitment will not exceed seventeen and one-half percent (17.5%) of the final capitalization (including leverage) of such Fund if the final capitalization is less than the targeted capitalization) and (ii) Jefferies and Group have complied with their obligations hereunder and (b) if Mr. Friedman commits to invest an amount equal to (i) two and one-half percent (2.5%) of the initially targeted investment capitalization (including leverage) of such Fund less (ii) the aggregate amount committed to such Fund by all other members of the Manager other than Jefferies, then Jefferies and Mr. Friedman will be entitled to share (as between themselves) (in the ratio set forth in paragraph 1 of Schedule 5.1 hereto) in the profits and distributions derived from the net income attributable to fees and the carried interest of such Fund; provided, however, that so long as Jefferies has made the commitment described in clause
(a) of this paragraph, Jefferies' interest in the carried interest of such Fund (whether such carried interest is held by the manager or the general partner of such Fund) shall not be less than the percentage set forth in paragraph 2 of Schedule 5.1 hereto and, provided further, that such net income attributable to fees shall be determined after payment of all salaries, expenses and bonuses (other than bonuses payable to Mr. Friedman) payable by the Manager of such Fund, and provided that any interest in net income attributable to fees thereafter granted shall not reduce Jefferies' share of such net income. In the event of the formation of a Fund in which Jefferies participates as set forth in clause (a) of Section 5.1 (a "Successor Fund"), a separate schedule to the Member Register with respect to such Successor Fund shall be appropriately completed and signed by the appropriate parties.

      5.2. Jefferies Forfeiture of Rights. If, having been offered the opportunity to do so, Jefferies fails to make the commitment described in clause
(a) of Section 5.1 above with respect to any Fund or, having made such commitment, fails to fully satisfy such commitment, Mr. Friedman's obligations under Sections 5.1 and 5.4 shall not apply to such Fund or any future Funds and Jefferies shall have no right to any portion of the carried interest of such Fund or any future Funds or the fee income attributable thereto.

      5.3. Managing Members Failure to Organize Future Fund. If Jefferies makes the commitment described in clause (a) of Section 5.1 above with respect to any potential Fund, but Mr. Friedman declines to make the commitment described in clause (b) of Section 5.1 and such Fund is therefore not organized, for a period of five (5) years after Mr. Friedman declines to make such commitment, Mr. Friedman will not directly or indirectly organize, work for, support, become a lead investor in or sponsor another private investment fund with substantially similar investment objectives as Fund IV, and Sections 5.1 and 5.4 shall cease to apply to such Fund and any future Funds.

      5.4. Restriction on Participation in Other Funds. With respect to each Fund with respect to which Jefferies shares in any carried interest (including the Incentive Percentage of Fund IV), until the earlier of (a) such Fund being seventy-five percent (75%) invested or (b) five (5) years from the commencement of the investment period of such Fund, none of Jefferies, Jefco, the manager of such Fund, any entity controlled by Jefferies, Jefco or such manager, or, to the knowledge of the relevant party, any person employed by Jefferies, Jefco or such manager, will organize, sponsor or become a lead investor in another private investment fund with substantially similar objectives to such Fund, and none of Jefferies, Jefco, Mr. Friedman or any entity controlled by them will invest in any transaction meeting such Fund's investment objectives unless the transaction has been turned down by such manager; provided, however, that notwithstanding the foregoing, this provision shall not apply to (i) any private investment fund or transaction that is entered into or created by an entity at a time when such entity is not owned or controlled by Jefferies or Jefco but which subsequently becomes owned or controlled by Jefferies or Jefco during the periods referred to
(a) and (b) above, (ii) any direct or indirect acquisition by Jefferies of a business ancillary to its then existing business, other than a private equity acquisition or (iii) any direct or indirect investment in a transaction made by Jefferies in connection with the execution of an investment banking engagement by Jefferies, provided that Jefferies is not the lead investor in such transaction.

      5.5. Services and Expenses relating to Funds I-IV and to Future Funds. Jefferies will or will cause Jefco to provide FS Private Investments LLC ("FS I"), FS Private Investments II LLC ("FS II"), FS Private Investments III LLC ("FS III"), the Manager and the manager of any future Funds, with reasonable space, phone and other services to the extent reasonably requested by such management entities. Such management entities will reimburse Jefferies annually in arrears for the reasonable cost of such space and services, as well as any salary and benefits provided by Jefferies to their respective employees, consistent with past practices between Jefferies and the Managing Members and their controlled companies. Expenses incurred on behalf of more than one of such management entities will be allocated by such management entities between or among the relevant entities in an equitable and reasonable manner, which, in the absence of another agreed basis, shall be based on the relevant entities' fee revenue received during the relevant period.

                                   ARTICLE VI

                                 EARNOUT SHARES

      6.1. Forfeiture of Earnout Shares.

            (a) It is contemplated that after Fund IV is sufficiently invested, Manager will organize a new Fund ("Fund V").

            (b) If Fund V is not formed (i.e., have its initial closing) within five (5) years after the Final Closing of Fund IV (the "Fund V Formation Deadline"), or if Fund V is formed on or prior to the Fund V Formation Deadline but, within one year after the initial closing of Fund V, Fund V does not have an aggregate in committed capital (including leverage) of at least the amount set forth on Schedule 6.1 hereto (the "Low Amount"), all the Earnout Shares will be forfeited.

            (c) If Fund V is formed on or prior to the Fund V Formation Deadline and, within one year after the initial closing of Fund V, Fund V has committed capital (including leverage) in excess of the amount set forth on Schedule 6.1 hereto (the "High Amount") , then all of the Earnout Shares shall be deemed fully earned and none of the Earnout Shares shall be forfeited or subject to forfeiture.

            (d) If Fund V is formed on or prior to the Fund V Formation Deadline and, within one year after the initial closing of Fund V, Fund V has an aggregate of more than the Low Amount but less than the High Amount in committed capital (including leverage), the portion of Earnout Shares forfeited shall be pro rated between 100% and 0% on a straight line basis between the Low Amount and the High Amount in such committed capital (including leverage), and the balance of the Earnout Shares shall be deemed fully earned and no longer forfeitable.

            (e) The forfeiture of Earnout Shares pursuant to this Section 6.1 shall be allocated on a pro rata basis between the Managing Members based upon the number of Jefferies Shares that each Managing Member has previously received under this Agreement prior to the forfeiture.

      6.2. Deemed Earning of Earnout Shares in Certain Cases. Notwithstanding the provisions of Section 6.1, all of the Earnout Shares shall be deemed fully earned and no longer forfeitable (i) if Jefferies is offered the opportunity to make the commitment with respect to Fund V described in clause (a) of Section 5.1 but fails to do so or having made such commitment, fails to satisfy such commitment, or (ii) if there is a Change of Control of Group and, within 60 days after such Change of Control, the entity controlling Group has not confirmed in writing to Mr. Friedman that such entity is committed to make the investment in Fund V described in clause (a) of Section 5.1 above, subject only to Mr. Friedman's commitment in clause (b) of Section 5.1 above.

      6.3. Tax Treatment. The parties shall treat the assignment of the Manager Purchased Interests and GP Purchased Interests in exchange for Institutional Fund Purchased Interests and Jefferies Shares as an exchange under section 1001 of the Internal Revenue Code for U.S. federal income tax purposes (and under comparable provisions of applicable state or local income tax law). Any forfeiture of Earnout Shares under this Article VI shall be treated as an adjustment to the consideration in such exchange for income tax purposes.

                                  ARTICLE VII

                      REPRESENTATIONS AND WARRANTIES OF THE

                     SELLING MEMBERS, THE MANAGER AND THE GP

      As a material inducement to Jefferies to enter into this Agreement, each of the Selling Members, the Manager and the GP hereby represents and warrants to Jefferies that, as of the date of this Agreement, except as set forth on a Schedule of Exceptions (the "Schedule of Exceptions") specifically identifying the relevant subparagraph hereof, furnished to Jefferies prior to execution hereof and attached hereto as Schedule A which exceptions shall be deemed to be part of the representations and warranties as if made hereunder, and except for such matters as do not adversely affect the value of the Purchased Interests, the following representations and warranties are true and correct in all material respects:

      7.1. Organization, Good Standing and Qualification. Each of the Manager, the GP and 2055 Partners is a limited liability company or limited partnership duly formed, existing and in good standing under the laws of the State of Delaware. Each of the Manager, the GP and 2055 Partners is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required. Each of the Manager, the GP and 2055 Partners has all required power and authority necessary to own and operate its property, to carry on its business as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement.

      7.2. Capitalization and Voting Rights.

            (a) The rights and obligations of the Members of the Manager and the GP are as set forth in the Manager Operating Agreement and the GP Operating Agreement respectively.

            (b) The outstanding interests of the Members in the Manager and the GP are all duly and validly authorized and issued and were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

            (c) There are not outstanding any options, warrants, rights (including conversion rights) or agreements for the purchase or acquisition from either of the Manager or the GP of any of their capital interests (other than pursuant to this Agreement, the Manager

Operating Agreement and the GP Operating Agreement). Other than the Manager Operating Agreement and the GP Operating Agreement, respectively, neither of the Manager nor the GP is a party or subject to any agreement or understanding, and, to the best knowledge of each of the Manager Members, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any interests in the Manager and the GP.

      7.3. Subsidiaries. Other than as disclosed in the Schedule of Exceptions and other than Fund IV, neither of the Manager nor the GP presently owns or controls, directly or indirectly, or holds any rights to acquire, any interest in any corporation, association or other business entity. Except in connection with Fund IV, neither of the Manager nor the GP is a participant in any joint venture, partnership or similar arrangement.

      7.4. Authorization. Any corporate action on the part of each of the Manager and the GP and their respective officers, directors and members necessary for the authorization, execution and delivery of this Agreement, the Manager Operating Agreement, the GP Operating Agreement and all other agreements contemplated hereby to which each of the Manager and the GP is a party, and the performance of all obligations of the Manager and the GP hereunder, has been taken or will be taken prior to the Closing. The Manager Operating Agreement, the GP Operating Agreement and all other agreements contemplated hereby to which any of the Manager and the GP is a party constitute or when executed, will constitute, valid and legally binding obligations of the Manager and the GP, as applicable, enforceable against the Manager and the GP in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

      7.5. Valid Issuance of Interests. The Purchased Interests that are being purchased by Jefferies hereunder, when sold in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued and will be free of restrictions on transfer, other than restrictions on transfer under this Agreement, the Manager Operating Agreement, the GP Operating Agreement, applicable state and federal securities laws and under applicable laws of the state of Delaware.

      7.6. Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of either of the Manager or the GP is required in connection with the consummation of the transactions contemplated by this Agreement.

      7.7. Offering. Assuming the truth and accuracy of Jefferies' representations set forth in Article IX of this Agreement, the offer and sale of the Purchased Interests as contemplated by this Agreement are exempt from the registration requirements of the Securities Act, and the qualification or registration requirements of applicable blue sky laws. Neither the Manager, the GP, the Managing Members nor any authorized agent acting on their behalf will take any action hereafter that would cause the loss of such exemptions.

      7.8. Litigation. There is no action, suit, proceeding or investigation pending or currently threatened against either of the Manager or the GP (or, to the knowledge of each of the Managing Members, threatened against or affecting any of the officers, directors, members or employees of either of the Manager or the GP with respect to their businesses or proposed business activities) that questions the validity of this Agreement or the right of either of the Manager or the GP to enter into such agreement or to consummate the transactions contemplated hereby, or that might result, either individually or in the aggregate, in any material adverse changes in the business, assets or condition of either of the Manager or the GP, financially or otherwise, or any change in the current equity ownership of either of the Manager or the GP, nor is either of the Managing Members aware that there is any reasonable basis for the foregoing. Neither of the Manager nor the GP is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

      7.9. No Violation. Neither of the Manager nor the GP is in violation of or default under any provision of the Manager Operating Agreement or the GP Operating Agreement respectively or of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or of any provision of any federal or state statute, rule or regulation applicable to either of the Manager or the GP, except where such failure or violation would not have a material adverse effect on such Manager or GP. The execution, delivery and performance of the agreements contemplated herein to which each of the Manager or the GP is a party and the consummation of the transactions contemplated hereby will not result in any such violation, or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of either of the Manager or the GP or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to either of the Manager or the GP, its business or operations or any of their assets or properties.

      7.10. Agreements; Action. Except for agreements and transactions entered into in the ordinary course in connection with its investment and management activities related to Fund IV:

            (a) Except for agreements explicitly contemplated hereby or by the Manager Operating Agreement or the GP Operating Agreement, as applicable, there are no agreements, understandings or proposed transactions between either of the Manager or the GP and any of its respective officers, members, officers, affiliates or any affiliate thereof.

            (b) Neither of the Manager nor the GP has (i) declared or paid any dividends or authorized or made any distribution on account of any of the Purchased Interests, or (ii) sold, exchanged or otherwise disposed of any of its material assets or rights.

      7.11. Related-Party Transactions. Except as provided in the Manager Operating Agreement and the GP Operating Agreement and except for loans made from time to time to Employee Non-Managing Members of the GP to assist in funding capital commitments, no employee, member, officer or director of either of the Manager or the GP or member of his or her immediate family is indebted to either of the Manager or the GP, nor is either of the Manager or the GP indebted (or committed to make loans or extend or guarantee credit) to any of them. To the knowledge of each of the Managing Members, none of such persons has any direct or indirect material ownership interest in any firm or corporation with which either of the Manager or the GP has a material business relationship, or any firm or corporation that competes with either of the Manager or the GP, except that employees, stockholders, officers or directors of the Manager or the GP and members of their immediate families may own stock in publicly traded companies that may compete with the Manager or the GP and except that such persons may make investments and engage in activities not prohibited by the agreements governing Fund IV. No member of the immediate family of any officer or director of either of the Manager or the GP is directly or indirectly interested in any material contract with either of the Manager or the GP except as provided herein or in the Manager Operating Agreement, the GP Operating Agreement and the other agreements contemplated hereby.

                                  ARTICLE VIII

                 ADDITIONAL REPRESENTATIONS OF MANAGING MEMBERS

      Each Managing Member severally and not jointly hereby represents and warrants to Jefferies as follows:

      8.1. Purchase Entirely for Own Account. The Jefferies Shares to be received by such Managing Member will be acquired for investment by him for his own account, not as a nominee or agent, or with a view to the resale or distribution of any part thereof in violation of the Securities Act, and such Managing Member does not have any present intention of selling, granting any participation in or otherwise distributing the same in violation of the Securities Act. Such Managing Member does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Jefferies Shares.

      8.2. Investigation. Such Managing Member has had an opportunity to ask questions and receive answers from Jefferies regarding the terms and conditions of the offering of the Jefferies Shares and the business, properties, prospects and financial condition of Jefferies. The foregoing, however, does not limit or modify the representations and warranties of Jefferies in Article IX of this Agreement or the right of the Managing Members to rely thereon.

      8.3. Investment Experience. Such Managing Member can bear the economic risk of his investment in the Jefferies Shares, and has such knowledge and experience in financial or business matters that he is capable of evaluating the merits and risks of the investment in the Jefferies Shares.

      8.4. Accredited Investor. Such Managing Member is an "accredited investor" within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

      8.5. Restricted Securities. Such Managing Member understands that the Jefferies Shares he is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from Jefferies in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In the absence of an effective registration statement covering the Jefferies Shares or an available exemption from registration under the Securities Act, the Jefferies Shares must be held indefinitely. Such Managing Member is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

      8.6. Further Limitations on Disposition. Without in any way limiting the representations set forth above or the Lock-Up, such Managing Member agrees not to make any disposition (except for a Permitted Disposition) of all or any portion of the Jefferies Shares unless:

            (a) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

            (b) If requested by Jefferies, such Managing Member shall have furnished Jefferies with an opinion of counsel, reasonably satisfactory to Jefferies, that such disposition does not require registration of such shares under the Securities Act.

      The provisions of this Section 8.6 shall terminate at such time as the restrictive legends referred to in Section 8.7(a)(i) are required to be removed from the certificates evidencing the Jefferies Shares pursuant to Section 10.4.

      8.7. Legends.

            (a) Subject to the provisions of Section 10.4, it is understood that the certificates evidencing the Jefferies Shares shall bear the following legends:

                  (i) "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS, AND MAY BE OFFERED AND SOLD ONLY IF SO REGISTERED OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THE HOLDER OF THESE SHARES MAY BE REQUIRED TO DELIVER TO JEFFERIES GROUP, INC, IF IT SO REQUESTS, AN OPINION OF COUNSEL (REASONABLY SATISFACTORY IN FORM AND SUBSTANCE TO JEFFERIES GROUP, INC) TO THE EFFECT THAT AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT (OR QUALIFICATION UNDER STATE SECURITIES LAWS) IS AVAILABLE WITH RESPECT TO ANY TRANSFER OF THESE SHARES THAT HAS NOT BEEN SO REGISTERED (OR QUALIFIED)."

                  (ii) "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED BY THE COMPANY UNDER A SHARE AND MEMBERSHIP INTEREST PURCHASE AGREEMENT DATED JULY 18, 2005 (THE "AGREEMENT"), BETWEEN THE REGISTERED OWNER NAMED HEREON AND JEFFERIES GROUP, INC. UNDER THE AGREEMENT, A COPY OF WHICH MAY BE EXAMINED AT THE OFFICE OF THE SECRETARY OF THE COMPANY, UNTIL MAY 9, 2010, HOLDER SHALL NOT SELL, TRANSFER, ASSIGN OR OTHERWISE DISPOSE OF SUCH SHARES EXCEPT IN ACCORDANCE WITH THE AGREEMENT.

            (b) Subject to the provisions of Section 10.4, the certificates representing the Earnout Shares shall also bear the following legend:

            THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED BY THE COMPANY UNDER A SHARE AND MEMBERSHIP INTEREST PURCHASE AGREEMENT DATED JULY 18, 2005 (THE "AGREEMENT") BETWEEN THE REGISTERED OWNER NAMED HEREIN AND JEFFERIES GROUP INC. UNDER THE AGREEMENT, A COPY OF WHICH MAY BE EXAMINED AT THE OFFICE OF THE SECRETARY OF THE COMPANY, THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO FORFEITURE UNDER CERTAIN CIRCUMSTANCES.

                                   ARTICLE IX

                   REPRESENTATIONS AND WARRANTIES OF JEFFERIES

      As a material inducement to the Selling Members to enter into this Agreement and acquire the Jefferies Shares and Institutional Fund Purchased Interests hereunder, Jefferies hereby represents and warrants to the Selling Members that, as of the date of this Agreement, except as set forth on Jefferies Schedule of Exceptions specifically identifying the relevant subparagraph hereof (the "Jefferies Schedule of Exceptions") furnished to the Selling Members, to the Manager and to the GP prior to the execution hereof and attached hereto as Schedule B, which exceptions shall be deemed to be part of the representations and warranties as if made hereunder, and except for such matters as do not adversely affect the value of the Jefferies Shares or the Institutional Fund Purchased Interests, the following representations and warranties are true and correct in all material respects:

      9.1. Organization. Good Standing and Qualification. Jefferies is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority necessary to own and operate its property, to carry on its business as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement.

      9.2. Authorization. All corporate actions on the part of Jefferies and its respective officers, directors and shareholders, necessary for the authorization, execution, delivery and performance of this Agreement, the Manager Operating Agreement, the GP Operating Agreement and the Assignment and Assumption Agreement, have been duly taken. Jefferies has full power and authority to enter into this Agreement, the Manager Operating Agreement, the GP Operating Agreement, the Assignment and Assumption Agreement and any other documents contemplated thereby. Jefferies has duly executed and delivered this Agreement, and this Agreement constitutes and, when executed and delivered at the Closing, each of the Manager Operating Agreement, the GP Operating Agreement and the Assignment and Assumption Agreement will constitute, the valid and legally binding obligation of Jefferies, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

      9.3. Purchase Entirely for Own Account. The Purchased Interests to be received by Jefferies will be acquired for investment for Jefferies' own account, not as a nominee or agent or with a view to the resale or distribution of any part thereof, and Jefferies has no present intention of selling, granting any participation in or otherwise distributing the same. Jefferies does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Purchased Interests.

      9.4. Investigation. Jefferies has had an opportunity to ask questions and receive answers from the Manager, the GP and the Managing Members regarding the terms and conditions of the offering of the Purchased Interests and the business, properties, prospects and financial condition of the Manager and the GP. The foregoing, however, does not limit or modify the representations and warranties of the Managing Members and the Manager and the GP in Articles VII and VIII of this Agreement or the right of Jefferies to rely thereon.

      9.5. Investment Experience. Jefferies is an investor in securities of companies in the development stage and is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Purchased Interests. Jefferies has not been organized for the purpose of acquiring the Purchased Interests.

      9.6. Accredited Investor. Jefferies is an "accredited investor" within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

      9.7. Restricted Securities. Jefferies understands that the Purchased Interests it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Managing Members in a transaction not involving a public offering and that under such laws and applicable regulations such Purchased Interests may be resold without registration under the Securities Act only in certain limited circumstances. In the absence of an effective registration statement covering the Purchased Interests or an available exemption from registration under the Securities Act, the Purchased Interests must be held indefinitely. Jefferies has carefully reviewed the terms of the Manager Operating Agreement and the GP Operating Agreement including the restrictions on transfer contained therein.

      9.8. Capitalization; Title. As of June 30, 2005, the authorized capital stock of Jefferies consists of 500,000,000 shares of common stock, $.0001 par value per share, of which 57,758,713 shares are issued and outstanding, and 10,000,000 shares of preferred stock, $.0001 par value per share, none of which are issued and outstanding. Other than as described in the financial statements and the notes thereto included in Jefferies' Quarterly Report on Form 10-Q for the quarter ended March 30, 2005, as filed with the SEC, and except for employee stock options, restricted stock, restricted stock units, deferred shares and any other employee related stock incentives granted since March 30, 2005 in the ordinary course of business, there are no outstanding warrants, options or other rights to purchase or acquire any of the authorized capital stock of Jefferies. The Jefferies Shares to be issued at the Closing as contemplated hereby will, upon such issuance, be duly authorized, validly issued, fully paid and non-assessable, shall be free and clear of all liens, claims, restrictions and encumbrances (except for the restrictions on transfer and sale contained in Sections 4.1, 6.1, 6.2, 8.5 and 8.6 hereof), and shall be listed for trading on the New York Stock Exchange. Jefferies has, and at the Closing will transfer to the Managing Members, good title to the Institutional Fund Purchased Interests, free and clear of all liens, claims, restrictions and encumbrances (except for restrictions on transfer under the Institutional Fund limited partnership agreement and applicable state and federal securities laws).

      9.9. SEC Documents. Jefferies has timely filed each statement, report, registration statement and other filing (each of which includes all Exhibits required to be filed) required to be filed by Jefferies with the SEC since January 1, 2004 (collectively, the "Group SEC Documents"). As of their respective filing times, the Group SEC Documents complied in all material respects with the requirements of the Exchange Act (as hereinafter defined) and the Securities Act. None of the Group SEC Documents contained, as of their respective filing times, any untrue statement of a material fact or any omission to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Group SEC Document has been revised or superseded by a later-filed Group SEC Document filed and publicly available prior to the date hereof, none of the Group SEC Documents contains any untrue statement of a material fact or omits to state any material facts required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Jefferies, including the notes related thereto, included in the Group SEC Documents (the "Group Financial Statements") were prepared in accordance with generally accepted accounting principles and with the published applicable SEC rules and regulations, in each case as of their respective dates, and were prepared on a basis applied consistently throughout the periods indicated and consistent with each other (except as may be indicated in the notes or, in the case of unaudited statements included in Jefferies' Quarterly Reports on Form 10-Q, as permitted by such form). The Group Financial

Statements fairly present the consolidated financial condition, operating results and cash flows of Group and its subsidiaries as of the indicated dates and during the indicated periods (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). Except as and to the extent set forth in the Group SEC Documents and Jefferies Schedule of Exceptions, to the knowledge of Jefferies, Group and its subsidiaries do not have any liabilities (whether accrued, absolute, unliquidated, contingent or otherwise, whether or not known to Group or its subsidiaries, whether due or to become due and regardless of when asserted) other than liabilities and obligations reflected on the balance sheet included in the Group Financial Statements, liabilities incurred in the ordinary course of business since the date of the latest balance sheet included in the Group Financial Statements and liabilities that will not have a material adverse affect on the Group and its subsidiaries taken as a whole.

      9.10. Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Jefferies is required in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

      9.11. Offering. Assuming the truth and accuracy of the Managing Members' representations set forth in Article VIII of this Agreement, the offer, sale and issuance of the Jefferies Shares as contemplated by this Agreement are exempt from the registration requirements of the Securities Act, and the qualification or registration requirements of applicable blue sky laws. Neither Jefferies nor any authorized agent acting on behalf of either of them will take any action hereafter that would cause the loss of such exemptions.

      9.12. Litigation. Except as set forth on Jefferies Schedule of Exceptions, there is no action, suit, proceeding or investigation pending or currently threatened against Jefferies or its subsidiaries (or, to the best of Jefferies' knowledge, threatened against or affecting any of their respective officers, directors or employees with respect to their businesses or proposed business activities) that questions the validity of this Agreement or the right of Jefferies to enter into such agreement or to consummate the transactions contemplated hereby, or that might result, either individually or in the aggregate, in any material adverse changes in the business, assets or condition of Jefferies and its subsidiaries considered as a whole, financially or otherwise, or any change in the current equity ownership of Jefferies nor is Jefferies aware that there is any reasonable basis for the foregoing. Except as disclosed in the Group SEC Documents, neither Jefferies nor any of its subsidiaries is a party or subject to the provisions of any material order, writ, injunction, judgment or decree of any court or governmental agency or instrumentality.

      9.13. No Violation. Neither Jefferies nor any of its subsidiaries incorporated or organized in a jurisdiction in the United States (the "U.S. Subsidiaries") is in violation of or default under any provision of its certificate of incorporation or bylaws or of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or of any provision of any federal or state statute, rule or regulation applicable to any of them, except where such failure or violation would not have a material adverse effect on Jefferies and its U.S. Subsidiaries, considered as a whole. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby to which Jefferies is a party and the consummation of the transactions contemplated hereby will not result in any such violation, or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of Jefferies, or any of Jefferies' U.S. Subsidiaries or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to Jefferies, or any of Jefferies' U.S. Subsidiaries, the business or operations of any of them or any of their respective assets or properties.

      9.14. Changes. To the best of Jefferies' knowledge, since March 31, 2005, there has not been any change in the assets, liabilities, financial condition or operating results of Group and its subsidiaries on a consolidated basis from that reflected in the Group Financial Statements, except changes in the ordinary course of business that will not have a material adverse effect on Jefferies.

                                   ARTICLE X

                            COVENANTS OF THE PARTIES

      10.1. Inspection; Audited Financial Statements. The Managing Members shall permit Jefferies, at Jefferies' expense, to visit and inspect the properties of the Manager and the GP, to examine their respective books of account and records and to discuss the affairs, finances and accounts of the Manager and of the GP with its officers, all at such reasonable times as may be requested by Jefferies, in each case insofar as is relevant to the Purchased Interests. The

Manager and GP will use commercially reasonable efforts to deliver to Jefferies as promptly after the end of each fiscal year as is practicable, audited financial statements of the Manager and GP for such fiscal year.

      10.2. Business of Companies. Each of the Managing Members covenants and agrees that, without the approval of Jefferies, which approval shall not be unreasonably withheld or delayed, as long as the Purchased Interests are outstanding and held by Jefferies or a transferee of Jefferies who has acquired the Purchased Interests in a Transfer permitted by the Manager Operating Agreement or the GP Operating Agreement as applicable, the business of the Manager and the GP as conducted, and as contemplated to be conducted, on the date of this Agreement shall be performed by the Manager and the GP or any subsidiary of the Manager and the GP and not by any other entity.

      10.3. Section 754 Election. Jefferies acknowledges and agrees that the Manager and the GP will have no obligation to file an election under Section 754 of the Internal Revenue Code with respect to the purchase of the Purchased Interests.

      10.4. Removal of Legends.

            (a) Jefferies agrees to cause the legend referred to in Section 8.7(a)(i) to be removed from the certificates representing the Jefferies Shares on the third anniversary of the Closing Date for any Managing Member (or other person(s) pursuant to a Permitted Disposition) who provides Jefferies a representation letter reasonably satisfactory to Jefferies that contains representations that (i) such Managing Member (or other person(s) pursuant to a

Permitted Disposition) is not an "affiliate" (as defined in Rule 144(a)(1) under the Securities Act) of Jefferies and has not been an "affiliate" of Jefferies for the preceding three months and (ii) a period of at least two years has elapsed since the later of the date the Jefferies Shares were acquired from Jefferies or an "affiliate" of Jefferies (as calculated pursuant to Rule 144(d)).

            (b) Jefferies agrees to cause the legend referred to in Section 8.7(a)(ii) to be removed from the certificates representing the Jefferies Shares on May 9, 2010.

            (c) Jefferies agrees to cause the legend referred to in Section 8.7(b) to be removed from the certificates representing the Earnout Shares at such time as such Earnout Shares are no longer subject to forfeiture under
Article VI.

                                   ARTICLE XI

                 CONDITIONS OF JEFFERIES' OBLIGATIONS AT CLOSING

      The obligations of Jefferies under this Agreement to purchase the Purchased Interests and sell the Institutional Fund Purchased Interests at the Closing are subject to the fulfillment on or before the Closing of each of the following conditions.

      11.1. Representations and Warranties. The representations and warranties of each of the Selling Members and the Companies contained in Article VII and VIII shall be true in all material respects as of the date of this Agreement.

      11.2. Performance. Each of the Selling Members, the Manager and the GP shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before the Closing.

      11.3. Closing Documents. Each of the Selling Members shall have delivered to Jefferies all of the following documents:

            (a) A Compliance Certificate, dated the date of the Closing, stating that the conditions specified in Sections 11.1 and 11.2 have been fulfilled.

            (b) Executed counterparts to each of the Manager Operating Agreement and the GP Operating Agreement, together with executed Member Registers in the form attached as Exhibit A-2 and Exhibit B-2 hereto.

            (c) An executed Assignment and Assumption Agreement;

            (d) Certificates of good standing issued by the secretary of state for each state where each of the Manager and the GP is authorized to do business; and

            (e) Copies of any third party and governmental consents, approvals and filings required in connection with the consummation of the transactions hereunder (including, without limitation, all blue sky law filings and waivers of or evidence of compliance with all preemptive rights and rights of first refusal).

                                  ARTICLE XII

            CONDITIONS OF THE SELLING MEMBERS' OBLIGATIONS AT CLOSING

      The obligations of the Selling Members under this Agreement to sell the Purchased Interests and acquire the Institutional Fund Purchased Interests at the Closing are subject to the fulfillment on or before the Closing of each of the following conditions by Jefferies:

      12.1. Representations and Warranties. The representations and warranties of Jefferies contained in Article IX shall be true in all material respects as of the date of this Agreement.

      12.2. Performance. Jefferies shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

      12.3. Closing Documents. Jefferies shall have delivered to the Companies and the Selling Members all of the following documents:

            (a) A Compliance Certificate, dated the date of the Closing, stating that the conditions specified in Sections 12.1 and 12.2 have been fulfilled.

            (b) Executed counterparts to each of the Manager Operating Agreement and the GP Operating Agreement, together with executed Member Registers in the form attached as Exhibit A-2 and Exhibit B-2 hereto.

            (c) An executed Assignment and Assumption Agreement;

            (d) Certified copies of the resolutions duly adopted by Jefferies' Board of Directors authorizing the execution, delivery and performance of this Agreement, the Manager Operating Agreement and the GP Operating Agreement and the issuance and sale of the Jefferies Shares;

            (e) Certified copies of the Certificate of Incorporation and Bylaws of Jefferies as in effect immediately prior to the Closing;

            (f) Certificates of good standing of Jefferies issued by the secretary of state of Delaware; and

            (g) Copies of all third party and governmental consents, approvals and filings required in connection with the consummation of the transactions hereunder (including, without limitation, all blue sky law filings and waivers of or evidence of compliance with all preemptive rights and rights of first refusal).

      12.4. Qualifications; Listing. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Jefferies Shares pursuant to this Agreement shall be duly obtained and effective as of the Closing, and the Jefferies Shares shall have been listed for trading on the New York Stock Exchange.

      12.5. Delivery of Consideration. Jefferies shall have delivered the certificates representing the Jefferies Shares to the Managing Members and the other consideration specified in Article II.

                                  ARTICLE XIII

                                  MISCELLANEOUS

      13.1. Survival. The warranties, representations and covenants of each of the parties contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing; provided that the representations and warranties of the parties contained herein shall terminate one year after the Closing Date. Such representations and warranties shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the parties hereto. The obligations to indemnify and hold harmless any Jefferies Indemnitees or Companies Indemnities under Section 13.11 with respect to a breach of a representation or warranty shall terminate when the applicable representation or warranty terminates; provided that such indemnification obligation shall not so terminate as to any indemnification claim for breach of a representation or warranty made in writing prior to the termination of such representation or warranty.

      13.2. Successors and Assigns. Except as otherwise provided herein or in the Manager Operating Agreement or the GP Operating Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Purchased Interests in accordance with the Manager Operating Agreement or the GP Operating Agreement). Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

      13.3. Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York.

      13.4. Titles and Subtitles: Knowledge Definition. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. For purposes of this Agreement, the phase "to the knowledge of' means with respect to (a) the Selling Members or the Companies, the actual current knowledge of Brian P. Friedman and James L. Luikart and (b) Jefferies, the actual current knowledge of the members of the Executive Committee of Jefferies.

      13.5. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, and if not so sent, then on the next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the relevant party at the address as set forth on the signature page hereof or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

      13.6. Finder's Fee. Each party represents that it neither is nor will be obligated for any finders' fee or commission in connection with this transaction. Each party agrees to indemnify and to hold harmless the others from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which such party or any of its officers, partners, employees or representatives is responsible.

      13.7. Expenses. Irrespective of whether the Closing is effected, each of the Selling Members, the Manager, the GP and Jefferies shall pay its own costs and expenses incurred with respect to the negotiation, execution, delivery and performance of this Agreement. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

      13.8. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of each of the parties hereto. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each of the parties.

      13.9. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

      13.10. Entire Agreement. This Agreement, the Manager Operating Agreement, the GP Operating Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings with respect to the subject matter hereof. No party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or in the Manager Operating Agreement or the GP Operating Agreement, as applicable. Each party acknowledges that there are no, and it is not relying upon any, representations or warranties by or on behalf of any other party hereto other than those expressly set forth herein.

      13.11. Indemnification.

            (a) Subject to Section 13.1, each of the Selling Members, jointly and severally, agrees to indemnify and hold harmless, Jefferies and Jefferies' employees, officers, directors and affiliates (collectively, the "Jefferies Indemnitees"), against any investigations, proceedings, claims or actions and for any expenses, damages, liabilities or losses (joint or several) incurred by such Jefferies Indemnitees arising out of such investigations, proceedings, claims or actions, to which Jefferies Indemnitees may become subject under the Securities Act, and any rules or regulations promulgated thereunder, the Exchange Act, and any rules or regulations promulgated thereunder, or any state law or regulation, or common law, arising out of, related to or in any way attributable to any breach of any representation, warranty, agreement or covenant of the Selling Members contained herein then surviving under Section 13.1.

            (b) Jefferies agrees to indemnify and hold harmless the Selling Members and the Companies and their respective employees, members, officers, directors and affiliates (collectively, the "Companies Indemnitees"), against any investigations, proceedings, claims or actions and for any expenses, damages, liabilities or losses (joint or several) incurred by such Companies Indemnitees arising out of such investigations, proceedings, claims or actions, to which the Companies Indemnitees may become subject under the Securities Act and any rules or regulations promulgated thereunder, the Exchange Act, and any rules or regulations promulgated thereunder, or any state law or regulation, or common law, arising out of, related to or in any way attributable to any breach of any representation, warranty, agreement or covenant of Jefferies contained herein then surviving under Section 13.1.

            (c) If any suit or action is filed against an indemnified party for which it may seek indemnification hereunder, prompt written notice thereof shall be given by the indemnified party to the indemnifying party. The indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, assume the defense of any investigations, proceedings, claims or actions referred to in subsections (a) or (b) with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to a conflict of interest under applicable standards of professional conduct. The indemnified party shall cooperate in all reasonable respects with the indemnifying party in the investigation and defense of any such suit or action.

            (d) The provisions of this Section 13.11 shall not apply to any settlement of any expense, damage, liability or loss if such settlement is effected without the consent of the indemnifying party (which consent shall not be unreasonably withheld).

            (e) This indemnity shall extend upon the same terms and conditions to, and shall inure to the benefit of, each person, if any, who controls any indemnified party within the meaning of the Securities Act or the Exchange Act.

      13.12. Counterparts.

      This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      13.13. Arbitration.

      The parties agree that any dispute, claim or controversy directly or indirectly relating to or arising out of this Agreement, the termination or validity hereof, or any alleged breach of any representation, warranty or covenant of this Agreement (a "Claim") shall be submitted to JAMS/ENDISPUTE, or its successor, in New York, New York, for mediation; and if the matter is not resolved through mediation, then it shall be submitted for final and binding arbitration in front of a panel of three arbitrators with JAMS/ENDISPUTE in New York, New York under the JAMS/ENDISPUTE Comprehensive Arbitration Rules and Procedures (with each of Jefferies on the one hand, and the other parties to the dispute, on the other hand, choosing one arbitrator, and the chosen arbitrators choosing the third arbitrator). The arbitrators shall, in their award, allocate all of the costs of the arbitration (and the mediation, if applicable), including the fees of the arbitrators and the reasonable attorneys' fees of the prevailing party, against the party who did not prevail, as determined by the arbitrators. The award in the arbitration shall be final and binding. The arbitration shall be governed by the Federal Arbitration Act, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. Each party hereto agrees and consents to personal jurisdiction, service of process and venue in any federal or state court within the State of New York in connection with any action brought to enforce an award in arbitration.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                          JEFFERIES GROUP, INC.

                                          By:  /s/ Joseph A. Schenk
                                               --------------------------------
                                               Name: Joseph A. Schenk
                                               Title: Chief Financial Officer

                                          JEFFERIES CAPITAL PARTNERS IV LLC

                                          By: /s/ Brian P. Friedman
                                               --------------------------------
                                                 Name: Brian P. Friedman
                                                 Title: Managing Member

                                          JCP IV LLC
                                          By: JEFFERIES CAPITAL PARTNERS IV LLC,
                                                 its Managing Member

                                          By: /s/ Brian P. Friedman
                                               --------------------------------
                                              Name: Brian P. Friedman
                                              Title: Managing Member

                                              /s/ Brian P. Friedman
                                              --------------------------------
                                              Brian P. Friedman

                                              /s/ James L. Luikart
                                              --------------------------------
                                              James L. Luikart

                                          2055 PARTNERS, L.P.

                                          /s/ Brian P. Friedman
                                          -------------------------------------
                                          By: Brian P. Friedman,
                                                 its general partner

Address for notices to                    Address for notices to Manager, GP,
Jefferies Group, Inc.:                    Brian P. Friedman, James L. Luikart
520 Madison Avenue, 12th Floor              and 2055 Partners, L.P.:
New York, New York 10022                  520 Madison Avenue
                                          12th Floor
                                          New York, NY  10022